EXHIBIT 99.2

NEXSTAR MEDIA GROUP APPOINTS TONY WELLS TO BOARD OF DIRECTORS

Former Chief Media Officer at Verizon and Chief Brand Officer at USAA
Brings Extensive National and Local Advertising and
Strategic Marketing Expertise to Board

IRVING, Texas (July 26, 2023) – Nexstar Media Group, Inc. (NASDAQ: NXST) announced the appointment of Tony Wells, 59, to its Board of Directors effective today, July 26, 2023. Mr. Wells fills the open Board position that was created when Dennis Miller stepped down last October to assume the role of President of The CW Network LLC, a 75%-owned subsidiary of Nexstar. As a result of the recent declassification of the Board, Mr. Wells, and all directors, will stand for election at the 2024 annual meeting of stockholders. Mr. Wells is an independent director and will serve on the Board’s compensation committee.

“We are delighted to welcome Tony to the Board,” said Perry Sook, Nexstar Media Group’s Founder, Chairman and Chief Executive Officer. “His deep knowledge of the national and local advertising landscape developed over a career in which he deployed billions of marketing dollars for some of the country’s most high- profile brands, will benefit Nexstar as we grow our national assets of The CW, NewsNation and The Hill, and further leverage the largest local broadcasting footprint in the industry. Nexstar now generates more than $5 billion of annual revenue and Tony’s experience and insights working within large enterprises will be extremely valuable as we continue to grow. We look forward to leveraging Tony’s unique perspectives and considerable success to support our goals for the continued enhancement of shareholder value.”

Tony Wells added, “Nexstar’s unique and irreplicable asset mix, with its nationwide reach and role as the nation’s largest local television broadcaster, offers advertisers a valuable marketing platform. I am honored to join the Nexstar’s Board and look forward to sharing my experience and business relationships with the Board and management team to expand the Company’s long-term record of success.”

Mr. Wells has more than 30 years of experience working with innovative, high-growth brands, and deep expertise leading marketing, business development and strategic partnerships. Most recently, he served as the Chief Media Officer for Verizon, one of the world's leading providers of technology and communications services. During his tenure, Mr. Wells managed and allocated an annual enterprise media budget of more than $2 billion across all business units, platforms and channels. He also managed sponsorships, experiential and digital marketing, including developing and managing a portfolio of strategic partnerships and content across sports, music, gaming, and media. Mr. Wells has proven experience driving strategy, customer acquisition, digital transformation, customer experience and customer satisfaction. Prior to Verizon, Mr. Wells served as Chief Brand Officer for USAA, the 13-million-member Fortune 100 financial services company. There he cultivated significant brand growth managing a $1 billion budget, rejuvenated the diversity, equity and inclusion program, and improved customer satisfaction leading to an enhanced customer reputation. Earlier in his career, Mr. Wells served as a Chief Marketing Officer across multiple industries and developed effective go-to-market strategies for companies including Schneider Electric, ADT Security and 24 Hour Fitness.

Mr. Wells also brings to Nexstar’s Board experience across public, private equity and non-profit boards. He currently serves on the board of Yelp Inc. (NYSE: YELP), a community-driven platform that connects people with great local businesses, where he serves on the Compensation Committee. He also currently serves on the board of TripleLift, a private equity-owned programmatic advertising company. Previously, he served on the boards of two private equity-owned SaaS companies both of which were successfully divested. Mr. Wells has extensive non-profit board experience, having served on the Board of the Association of National Advertisers, and as Chairman of both the USAA Foundation and the USAA Educational Foundation. Additionally, Wells served on the Board of Directors of his alma mater, Our Lady of Good Counsel High School, and was a member of the National Board of Directors for Mothers Against Drunk Driving.

Mr. Wells served as an infantry officer in the United States Marine Corps and holds a BS degree from the United States Naval Academy and a Management Certificate from Johns Hopkins Carey School of Business.

About Nexstar Media Group, Inc.

Nexstar Media Group, Inc. (NASDAQ: NXST) is a leading diversified media company that produces and distributes engaging local and national news, sports and entertainment content across television, streaming and digital platforms, including more than 300,000 hours of news, sports, and entertainment programming each year. Nexstar owns America’s largest local broadcasting group comprised of top network affiliates, with 200 owned or partner stations in 116 U.S. markets reaching 212 million people. Nexstar’s national television properties include The CW, America’s fifth major broadcast network, NewsNation, America’s fastest-growing national news and entertainment cable network reaching 70 million television homes, popular entertainment multicast networks Antenna TV and Rewind TV, and a 31.3% ownership stake in TV Food Network. The Company’s portfolio of digital assets, including The Hill and BestReviews, are collectively a Top 10 U.S. digital news and information property. In addition to delivering exceptional content and service to our communities, Nexstar provides premium multiplatform and video-on-demand advertising opportunities at scale for businesses and brands seeking to leverage the strong consumer engagement of our compelling content offering. For more information, please visit nexstar.tv.

Investor Contacts:

Lee Ann Gliha

Executive Vice President and Chief Financial Officer

Nexstar Media Group, Inc.

972/373-8800

Joseph Jaffoni, Rich Land, James Leahy

JCIR

212/835-8500 or nxst@jcir.com

Media Contact:

Gary Weitman

EVP and Chief Communications Officer

972/373-8800

gweitman@nexstar.tv

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